--------------------------------------------------------------------------------

                                                                            LOGO

                                             LETTER TO
LOGO                                         STOCKHOLDERS
                                             NOTICE OF 1997
                                             ANNUAL MEETING
                                             AND
                                             PROXY STATEMENT

                                             MAY 19, 1997
                                             THE THEATER AT
                                             MADISON SQUARE GARDEN

LOGO
                         Consolidated Edison Company of New York, Inc.

                         4 Irving Place, New York, N.Y. 10003

--------------------------------------------------------------------------------
EUGENE R. MCGRATH
CHAIRMAN OF THE BOARD

                                                                   April 7, 1997

Dear Stockholder:

     I hope that you will join the Board of Trustees and management of your Company at The Theater at Madison Square Garden, Seventh Avenue between 31st and 33rd Streets, New York City for the Annual Meeting of Stockholders on Monday, May 19, 1997 at 1:30 p.m.

     Whether or not you plan to attend the Annual Meeting, please sign and return the enclosed proxy. It is very important that as many shares as possible be represented at the meeting.

     If after signing and returning your proxy you come to the meeting, you may vote in person even though you have previously sent in a proxy.

                                             Sincerely,
                                             /s/ Eugene R. McGrath
                                             ---------------------
                                                 Eugene R. McGrath

LOGO

                         Consolidated Edison Company of New York, Inc.

                         4 Irving Place, New York, N.Y. 10003

--------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     The Annual Meeting of Stockholders of Consolidated Edison Company of New York, Inc. ("Con Edison") will be held at The Theater at Madison Square Garden, Seventh Avenue between 31st and 33rd Streets, New York, New York, on Monday, May 19, 1997 at 1:30 P.M., E.D.S.T. for the following purposes:

          a. To elect thirteen members of the Board of Trustees;

          b. To ratify and approve the appointment of Price Waterhouse LLP as independent accountants for the year 1997; and

          c. To act upon such other matters, including two stockholder proposals as set forth in the Proxy Statement (attached hereto and incorporated herein by reference), as may properly come before the meeting, or any adjournment thereof.

     You are cordially invited to attend this meeting. IF YOU PLAN TO ATTEND, please mark the appropriate box on the enclosed proxy card and we will send you an admission ticket.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. WE WILL SINCERELY APPRECIATE YOUR DOING SO.

                                            By Order of the Board of Trustees,

                                                 ARCHIE M. BANKSTON
                                                      Secretary

Dated: April 7, 1997

PROXY STATEMENT

SOLICITATION OF PROXIES

     This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Trustees of Consolidated Edison Company of New York, Inc. (the "Company" or "Con Edison"), which has its principal executive offices at 4 Irving Place, New York, New York 10003, for use at the 1997 Annual Meeting of Stockholders to be held on Monday, May 19, 1997. This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about April 7, 1997.

     This solicitation of proxies for the Annual Meeting of Stockholders is being made by the management on behalf of the Board of Trustees of the Company and will be made by mail and by telephone, facsimile or overnight delivery. The expense of the solicitation will be borne by the Company. The expense will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding proxy material and other documents to beneficial owners of stock held in their names. In addition, Morrow & Co. of New York, New York, has been retained to assist in the solicitation of proxies by the means described above. The estimated cost of Morrow's services is $17,000, plus out-of-pocket expenses.

RECORD DATE, OUTSTANDING
  VOTING SECURITIES AND VOTING RIGHTS

     Only the holders of record of $5 Cumulative Preferred Stock or of Common Stock as of the close of business on April 1, 1997 (the "record date") are entitled to notice of and to vote at the annual meeting or any adjournment thereof. On the record date, there were outstanding 1,915,319 shares of $5 Cumulative Preferred Stock and 235,022,874 shares of Common Stock, each entitled to one vote per share upon all propositions to be presented at the meeting.

     Copies of the 1996 Annual Report are being mailed to all persons who as of the record date were holders of record of any shares of any class of stock of the Company.

     The enclosed proxy card is for the number of shares registered in your name with the Company together with any additional full shares held in your name in Con Edison's Automatic Dividend Reinvestment and Cash Payment Plan. The instructions on the proxy card provide that any shares registered in your name and any full shares held for your account in the Plan will be voted in the same manner.

     In all matters other than the election of Trustees the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting, entitled to vote and voting on the subject matter, shall be the act of the stockholders. Abstentions and broker non-votes are voted neither "for" nor "against", and have no effect on the vote, but are counted in the determination of a quorum. Trustees will be elected by a plurality of the votes present in person or represented by proxy at the annual meeting, entitled to vote and voting on the election of Trustees.

EXECUTION AND REVOCATION OF PROXY

     Shares represented by proxies properly signed and returned will be voted at the meeting. Each proxy will be exercised in accordance with the stockholder's specifications thereon. If the proxy is signed but no specification is made, the shares represented by the proxy will be voted for the election of Trustees and in accordance with the recommendations of the Board of Trustees on other proposals.

     A stockholder who gives a proxy may revoke it at any time before the proxy is voted at the meeting. The proxy is revocable by a written instrument signed in the same manner as the proxy and received by the Secretary of the Company at or before the annual meeting. Also, a stockholder who attends the meeting in person may vote by ballot at the meeting, thereby cancelling any proxy previously given.

ATTENDANCE AND PROCEDURES AT ANNUAL MEETING

     Attendance at the annual meeting will be limited to stockholders of record, beneficial owners of Con Edison stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of the management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization. In order to assure the holding of a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the meeting, management will limit the General Discussion portion of the meeting to one hour and permit only stockholders or their authorized representatives to address the meeting. In addition, management will require that all signs, banners, placards and protest-type materials be left outside the meeting room.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

ELECTION OF TRUSTEES

     Thirteen Trustees are to be elected at the Annual Meeting of Stockholders to hold office until the next annual meeting and until their respective successors shall have been elected and qualified. Of the thirteen Board members standing for election, two (the Chairman of the Board, President and Chief Executive Officer -- Eugene R. McGrath and the Senior Vice President and Chief Financial Officer -- Joan S. Freilich) are officers of the Company. The current non-officer nominee Trustees (who include a former Chairman of the Board and Chief Executive Officer) bring to the Company the benefit of their broad expertise and experience in many diverse fields.

     All of the nominees except Stephen R. Volk and Ms. Freilich were elected Trustees at the last annual meeting. The Company's management believes that all of the nominees will be able and willing to serve as Trustees of the Company.

     Mr. Volk, who was elected to the Board of Trustees effective September 1, 1996, is the Senior Partner of the law firm of Shearman & Sterling. He has been a partner in Shearman & Sterling since 1968. Ms. Freilich was elected to the Board of Trustees, effective April 1, 1997. She was elected Senior Vice President and Chief Financial Officer of the Company, effective July 1, 1996. She served as Vice President, Controller and Chief Accounting Officer from September 1994 through June 1996, Vice President and Controller from July 1992 through August 1994 and Vice President - Corporate Planning from December 1990 through June 1992.

     Raymond J. McCann retired as a member of the Board on December 31, 1996 following over forty years of dedicated service and exemplary leadership as an employee, officer and Trustee of the Company during a period of extraordinary change and challenge to Con Edison and the utility industry. On March 31, 1997, Myles V. Whalen retired from the Board of Trustees following more than twenty years of distinguished service to the Company. His wise counsel and expert judgement will be missed in the deliberations of the Board.

     Since the last annual meeting, the number of Trustees constituting the entire Board of Trustees was increased from thirteen to fourteen by amendment to
Section 8 of the bylaws, effective September 1, 1996 with the election of Mr. Volk and was reduced from fourteen to thirteen, effective December 31, 1996, with the retirement of Mr. McCann. The pertinent portion of Section 8 as amended provides that "The affairs of the Company shall be managed under the direction of a Board consisting of thirteen Trustees. . . ".

     Shares represented by every properly signed proxy will be voted at the Annual Meeting for the election as Trustees of the persons nominated by management, except where the right to vote such shares is withheld as provided in the proxy or otherwise instructed. If one or more of such nominees is unable or unwilling to serve, the shares represented by the proxies will be voted for the other nominees and for any substitute nominee or nominees as shall be designated by management.

                           INFORMATION ABOUT NOMINEES

     The name and age of each of the nominees, the year in which each was first elected a Trustee of Con Edison, the principal occupation and business experience of each during the past five years, the number of shares of Common Stock of the Company beneficially owned by each as of the close of business on January 31, 1997, their directorships in other publicly-held business corporations and the more significant of their directorships in charitable and educational organizations as of that date are set forth below, based on information provided by the nominees.

                                           NAME, AGE, YEAR IN WHICH FIRST ELECTED TRUSTEE
                                                AND PRINCIPAL OCCUPATION AND BUSINESS
                                                   EXPERIENCE DURING PAST 5 YEARS
PHOTO                       E. VIRGIL CONWAY, 67--1970
                            Chairman, Metropolitan Transportation Authority, New York, N.Y. (public transportation) since April 1995. Mr. Conway was Chairman of the Financial
                            Accounting Standards Advisory Council from 1992 to July 1995. Director or
                            Trustee, Accuhealth, Inc., Atlantic Mutual Insurance Company, Centennial
                            Insurance Company, HRE Properties, certain mutual funds managed by Phoenix
                            Home Life Mutual Insurance Company, Trism, Inc., Union Pacific Corporation,
                            Josiah Macy, Jr. Foundation, Pace University, and Chairman, New York Housing
                            Partnership Development Corporation.
                            Shares owned: 12,998

PHOTO                       ARTHUR HAUSPURG, 71--1975
                            Former Chairman of the Board and Chief Executive Officer of the Company. Mr.
                            Hauspurg was Chairman of the Board and Chief Executive Officer from September
                            1982 through August 1990. He was President from 1975 through January 1989.
                            Director, COMSAT Corporation and Member, National Academy of Engineering.
                            Shares owned: 17,468

PHOTO                       DONALD K. ROSS, 71--1977
                            Retired Chairman of the Board, President and Chief Executive Officer, New
                            York Life Insurance Company, New York, N.Y. Director or Trustee,
                            Mackay-Shields Financial Corporation and The Mainstay Funds.
                            Shares owned: 800

                                           NAME, AGE, YEAR IN WHICH FIRST ELECTED TRUSTEE
                                                AND PRINCIPAL OCCUPATION AND BUSINESS
                                                   EXPERIENCE DURING PAST 5 YEARS

PHOTO                       PETER W. LIKINS, 60--1978
                            President, Lehigh University, Bethlehem, Pa. Director or Trustee, COMSAT
                            Corporation, Parker-Hannifin Corporation, Safeguard Scientific, Inc., St.
                            Luke's Hospital and Communities In Schools -- Pennsylvania. Member, National
                            Academy of Engineering.
                            Shares owned: 1,706

PHOTO                       RUTH M. DAVIS, 68--1981
                            President and Chief Executive Officer, The Pymatuning Group, Inc.,
                            Alexandria, Va. (technology management). Director or Trustee, Air Products and Chemicals, Inc., BTG, Inc., Ceridian Corporation, Giddings & Lewis, Inc.,
                            Premark International, Inc., Principal Mutual Life Insurance Company, Sprint
                            Corp., Tupperware Corporation, Varian Associates and The Aerospace
                            Corporation (Chairman). Member, American Academy of Arts and Sciences,
                            National Academy of Engineering and University of Maryland Board of Visitors.
                            Shares owned: 2,878

PHOTO                       EUGENE R. MCGRATH, 55--1987
                            Chairman of the Board, President and Chief Executive Officer of the Company
                            since September 1, 1990. Director or Trustee, Atlantic Mutual Insurance
                            Company, Federal Reserve Bank of N.Y., Business Council of New York State,
                            Inc., New York City Partnership and Chamber of Commerce, American Museum of
                            Natural History, Barnard College, National Action Council for Minorities in
                            Engineering, Inc., American Woman's Economic Development Corporation, The
                            Fresh Air Fund, the Wildlife Conservation Society and the United Way of New
                            York City. Member, National Academy of Engineering.
                            Shares owned: 13,585

PHOTO                       GORDON J. DAVIS, 55--1989
                            Partner, LeBoeuf, Lamb, Greene & MacRae, Attorneys at Law, New York, N.Y.
                            since October, 1994. Mr. Davis was previously a Partner, Lord Day & Lord,
                            Barrett Smith, Attorneys at Law, New York, N.Y. Director or Trustee, Phoenix
                            Home Life Mutual Insurance Company, certain mutual funds managed by the
                            Dreyfus Corporation, Dance Theater of Harlem, Lincoln Center for the
                            Performing Arts, Inc. and New York Public Library.
                            Shares owned: 1,254

                                           NAME, AGE, YEAR IN WHICH FIRST ELECTED TRUSTEE
                                                AND PRINCIPAL OCCUPATION AND BUSINESS
                                                   EXPERIENCE DURING PAST 5 YEARS

PHOTO                       ELLEN V. FUTTER, 47--1989
                            President and Trustee, American Museum of Natural History, New York, N.Y.
                            since November, 1993. Ms. Futter was previously President of Barnard College.
                            Director, Trustee or Member, Bristol-Myers Squibb Company, Committee for
                            Economic Development, Council on Foreign Relations and New York City
                            Partnership.
                            Shares owned: 1,722

PHOTO                       ROBERT G. SCHWARTZ, 69--1989
                            Director and former Chairman of the Board, President and Chief Executive
                            Officer, Metropolitan Life Insurance Company, New York, N.Y. Mr. Schwartz
                            served as Chairman of the Board of Metropolitan Life from 1983, and President and Chief Executive Officer from 1989, to April 1, 1993. Director or Trustee,
                            COMSAT Corporation, Lone Star Industries, Inc., Lowe's Companies Inc., Mobil
                            Corporation, Potlatch Corporation, Reader's Digest Association, Inc.,
                            Committee for Economic Development and Smeal College of Business
                            Administration at Penn State University (Board of Visitors).
                            Shares owned: 2,000

PHOTO                       RICHARD A. VOELL, 63--1990
                            Private investor and retired President and Chief Executive Officer of The
                            Rockefeller Group, New York, N.Y. (real estate, real estate services and communications and communications services) from 1982 to June 30, 1995.
                            Trustee or Member, Municipal Art Society, Council on Foreign Relations, New
                            York City Partnership, and Executive Committee and Chairman of the Nominating
                            Committee, Wildlife Conservation Society. Chairman, Business Council for the
                            United Nations and Past Chairman, Economic Club of New York.
                            Shares owned: 3,191

                                           NAME, AGE, YEAR IN WHICH FIRST ELECTED TRUSTEE
                                                AND PRINCIPAL OCCUPATION AND BUSINESS
                                                   EXPERIENCE DURING PAST 5 YEARS

PHOTO                       SALLY HERNANDEZ-PINERO, 44--1994
                            Of Counsel, Kalkines, Arky, Zall & Bernstein, Attorneys at Law, New York,
                            N.Y. since 1994. Mrs. Hernandez-Pinero served as Chairwoman of the New York
                            City Housing Authority from 1992 through 1993, New York City Deputy Mayor for
                            Finance and Economic Development from 1990 to 1992 and Commissioner and
                            Chairwoman of the Board of Directors of the Financial Services Corporation of
                            New York City. Director or Trustee, Accuhealth, Inc., The Dime Savings Bank,
                            Blue Shield Association, National Income Realty Trust and The Metropolitan
                            Museum of Art.
                            Shares owned: 1,280

PHOTO                       STEPHEN R. VOLK, 60--1996
                            Senior Partner, Shearman & Sterling, Attorneys at Law, New York, N.Y.
                            Trustee, St. Luke's Hospital. Member, Council on Foreign Relations.
                            Shares owned: 1,112*

PHOTO                       JOAN S. FREILICH, 55--1997
                            Senior Vice President and Chief Financial Officer of the Company since July
                            1, 1996. A description of prior business experience is shown on page 3.
                            Director or Trustee, Citizens Budget Commission and Public Utilities Reports,
                            Inc. Member, Financial Executives Institute and Steering Committee, New York
                            State Women in Communications and Energy.
                            Shares owned: 1,694

     A complete list of directorships of the nominees in charitable and educational organizations is available to any stockholder who requests one from the Secretary of the Company.
---------------

* As of March 31, 1997.

     The number of shares of Common Stock of the Company beneficially owned as of January 31, 1997, by each of the executive officers named in the compensation table on page 16 who are not also nominees is set forth below.

              NAME                                                   SHARES OWNED
                                                                     -------------
        Charles F. Soutar............................................     4,502
        J. Michael Evans.............................................     1,132
        Stephen B. Bram..............................................     4,183
        Peter J. O'Shea, Jr..........................................       130*

-----
     * As of March 31, 1997.

     As of January 31, 1997, no nominee or officer was the beneficial owner of any other class of equity securities of the Company or beneficially owned more than .007 percent of the total outstanding Common Stock of the Company. As of the same date all officers and Trustees as a group beneficially owned 146,893 shares (.062 percent) of the outstanding Common Stock of the Company. Each officer and Trustee held his or her shares with sole voting power and sole investment power, except for shares as to which voting power, or investment power, or both, were shared with a spouse or a relative of such person.

     To the best knowledge of the management of the Company, no person owned beneficially as of January 31, 1997, more than 5 percent of any class of voting securities of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Based upon its review of the reports furnished to the Company for 1996 pursuant to Section 16 of the Securities Exchange Act of 1934, the Company believes that all of the reports were filed on a timely basis.

TRUSTEES' FEES AND ATTENDANCE
     Those Trustees who are not employees of the Company are paid an annual retainer of $24,000 and a fee of $1,000 for each meeting of the Board or a Committee of the Board attended, except that if the Committee meeting is held on the same day as the Board meeting, the fee paid for attending the Committee Meeting is $800. Con Edison will reimburse members of the Board of Trustees who are not currently officers of the Company for expenses incurred in attending Board and Committee meetings.

     The Chairs of the Audit, Budget and Contracts, Environmental, Executive Personnel and Pension, Finance, Nominating and Planning Committees each receive an annual retainer fee of $4,000, provided, however, that if any Trustee is serving at the same time as the Chairman of the Budget and Contracts Committee and the Finance Committee he or she is paid only one such annual retainer. The Acting Chairman of any Board Committee is paid an additional meeting fee of $200 for any Committee meeting at which he or she presides. Trustees may participate in the

Company's Discount Stock Purchase Plan, the Deferred Compensation Plan and the Retirement Plan for non-officer Trustees described below. Members of the Board who are Company officers receive no retainer or meeting fees for their service on the Board.

     The Company has a deferred compensation plan applicable to non-officer members of the Board. A Trustee who elects to participate in the plan may defer all or a portion of the compensation paid by the Company with interest. As of April 1, 1997, two former Trustees were participants in the plan.

     The Company has a retirement plan for those Trustees who are not entitled to receive employee pension benefits from the Company. The plan provides that a Trustee who retires from the Board and who has completed ten full years of service on the Board, shall receive annually, for life, commencing at age 65, or the date of retirement, whichever is later, a benefit in an amount equal to the then annual retainer being paid to the active members of the Board of Trustees, changing as and when such annual retainer changes. The benefits for a Trustee who retires with less than ten years of service are prorated. As of April 1, 1997, five former Trustees were participants in the plan.

     The Company's Discount Stock Purchase Plan permits employees, including executive officers of the Company, to contribute up to 20 percent of their salaries into the plan, but not more than $25,000 per year. Non-officer members of the Board of Trustees are eligible to participate and may contribute up to $1,000 per month. Also, dividends may be reinvested. The Company contributes one-ninth of the participant's contributions, including reinvested dividends. The contributions are used to purchase outstanding shares of Common Stock of the Company for the participants. The Company pays brokerage and other expenses relating to the plan.

     Mr. Hauspurg has a consulting agreement with the Company pursuant to which he is paid $900 per day for services rendered to the Company. He received no payments under this agreement in 1996. The law firm of Le Boeuf, Lamb, Greene & MacRae of which Mr. Davis is a partner provided services to the Company in 1996 and may provide services in 1997.

     The Board of Trustees held eleven regular meetings and one special meeting in 1996. During 1996 each incumbent Trustee attended more than 75 percent of the combined meetings of the Board of Trustees and the Board Committees on which he or she served.

STANDING COMMITTEES OF THE BOARD

     The Audit Committee, composed of four non-officer Trustees (Mrs. Hernandez-Pinero, Chair, Dr. Davis, Ms. Futter and Mr. Ross), meets with the Company's management, including its General Auditor, and its independent accountants several times a year to discuss internal controls and accounting matters, the Company's financial statements and the scope and results of the auditing programs of the independent accountants and of the Company's internal auditing department. The Audit Committee also recommends to the Board of Trustees the appointment of the independent accountants for the Company, subject to stockholders' approval at the annual meeting. The Committee held three meetings in 1996.

     The Budget and Contracts Committee, composed of seven non-officer Trustees (Mr. Ross, Chair, Dr. Davis and Messrs. Conway, Davis, Hauspurg, Likins and Schwartz), examines into and makes recommendations to the Board with respect to the annual construction budget of the Company, major purchase authorizations and contractual commitments, and the annual operating budget, receives a five-year forecast of construction expenditures and reviews major real estate transactions and litigation settlements. The Committee held eleven meetings during 1996.

     The Environmental Committee, composed of five non-officer Trustees (Ms. Futter, Chair, Dr. Davis, Mrs. Hernandez-Pinero and Messrs. Davis and Likins), provides advice and counsel to the Company's management on corporate environmental policy and on such other environmental matters as from time to time the Committee deems appropriate; reviews significant new developments in environmental laws and governmental agency actions as they affect the Company's corporate environmental policy; reviews significant issues relating to the Company's compliance with environmental laws and regulations and corporate environmental policy; meets annually with the Planning Committee to review and evaluate planning and environmental issues; submits recommendations to the Board with respect to environmental related matters; and makes such other reviews and recommends to the Board such other actions as it may deem necessary or desirable to help promote sound planning by the Company with due regard to the protection of the environment. The Committee held four meetings in 1996.

     The Executive Committee, which is composed of Mr. McGrath, the Chairman of the Board and of the Committee, and four non-officer Trustees (Messrs. Conway, Hauspurg, Likins and Ross), may exercise during intervals between the meetings of the Board all the powers vested in the Board, except for certain specified matters. The Committee held one meeting in 1996.

     The Executive Personnel and Pension Committee, composed of five non-officer Trustees (Mr. Conway, Chair, Mrs. Hernandez-Pinero and Messrs. Ross, Schwartz and Voell), reports and makes recommendations to the Board relating to officer and senior management appointments and compensation. In addition, the Committee makes incentive compensation awards to officers participating in the Company's Executive Incentive Plan, subject to confirmation by the Board and administers the Company's Stock Option Plan, including determining the recipients of, and the number of shares covered by, stock option grants. The Committee also reviews and makes recommendations as necessary to provide for orderly succession and transition in the executive management of the Company and receives reports and makes recommendations with respect to minority and female recruitment, employment and promotion. It also oversees and makes recommendations to the Board with respect to compliance with the Employee Retirement Income Security Act of 1974 ("ERISA"), and reviews and makes recommendations with respect to new benefit plans and plan amendments, the selection of plan trustees and the funding policy and contributions to the funded plans, and reviews the performance of the funded plans. The Committee held seven meetings during 1996.

     The Finance Committee, which is composed of seven non-officer Trustees (Mr. Schwartz, Chair, Dr. Davis and Messrs. Conway, Davis, Hauspurg, Likins and
Ross), reviews and makes recommendations to the Board with respect to the Company's financial condition and policies, its dividend policy, bank credit arrangements, financings, investments, nuclear decommissioning funds, and other financial matters, and reviews a five-year financial forecast. The Committee held twelve meetings during 1996.

     The Nominating Committee, composed of five non-officer Trustees (Mr. Voell, Chair, Ms. Futter and Messrs. Conway, Schwartz and Volk), is responsible for recommending candidates to fill vacancies on the Board of Trustees. In addition, the Committee assists with respect to the composition and size of the Board and of all Committees of the Board. The Committee also makes recommendations to the Board as to the compensation of Board members and members of the Board Committees as well as other corporate governance matters. The Committee held four meetings in 1996. The Committee has no formal procedures for consideration of recommendations for nominations to the Board. It will consider candidates proposed by stockholders. Nominations for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company. Each nomination should include information as to the qualifications of the candidate and should be accompanied by a written statement (presented to the Secretary of the Company) from the suggested candidate, to the effect that the candidate is both willing and affirmatively desirous of serving.

     The Planning Committee, composed of seven non-officer Trustees (Dr. Likins, Chair, Dr. Davis, Ms. Futter, Mrs. Hernandez-Pinero and Messrs. Davis, Hauspurg and Volk), examines into and makes recommendations to the Board regarding long range planning for the Company's electric, gas and steam businesses. The Committee held four meetings in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mrs. Hernandez-Pinero and Messrs. Conway, Ross, Schwartz and Voell were members of the Company's Executive Personnel and Pension Committee in 1996. The Company believes that there are no interlocks with the members that serve on this Committee.

MANAGEMENT PROPOSAL

PROPOSAL NO. 1--Approval of Appointment of Price Waterhouse LLP as Independent
  Accountants for the Year 1997

     At the Annual Meeting, the Board of Trustees will recommend that the stockholders ratify and approve the selection of Price Waterhouse LLP as independent accountants for the Company for the year 1997. Price Waterhouse LLP has acted in the same capacity for many years.

     Before the Audit Committee recommended to the Board of Trustees the appointment of Price Waterhouse LLP, it considered that firm's qualifications. This included a review of their performance in prior years, as well as their reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Price Waterhouse LLP in these respects. The Audit Committee reviewed information provided by Price Waterhouse LLP concerning litigation involving that firm and the existence of any investigations by the Securities and Exchange Commission into the financial reporting practices of companies audited by them. As to these matters, the Audit Committee has concluded that the ability of Price Waterhouse LLP to perform services in 1997 for the Company is not in any way adversely affected by any litigation or investigations reflected in such information.

     Representatives of Price Waterhouse LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     In connection with the 1996 audit, Price Waterhouse LLP reviewed the Company's annual report and examined the related financial statements, reviewed interim financial statements and certain of the Company's filings with the Federal Energy Regulatory Commission, the New York State Public Service Commission and the Securities and Exchange Commission. Price Waterhouse LLP also performed audits of the financial statements of the Company's pension and certain other benefit plans. Payments to Price Waterhouse LLP for audit services in 1996 totalled $731,000.

     Adoption of Proposal No. 1 requires the affirmative vote of a majority of the shares of the Common Stock and $5 Cumulative Preferred Stock (voting together as a single class) voted on the proposal at the meeting.

     THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR PROPOSAL NO. 1.

STOCKHOLDER PROPOSALS

PROPOSAL NO. 2--John J. Gilbert, 29 East 64th Street, New York, N.Y. 10021-7043, owning 125 shares, Margaret R. Gilbert, owning 124 shares, and both Executors of the Estate of Lewis D.

  Gilbert for 100 shares and/or Edith and/or Edward Rudy, owning 1,914.756 shares of Common Stock have submitted the following proposal:

          "RESOLVED: That the stockholders of Consolidated Edison Company of New York, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     The statement made in support of this proposal is as follows:

     "Continued strong support along the lines we suggest were shown at the last annual meeting when 23.6%, an increase over the previous year, 11,099 owners of 34,951,375 shares, were cast in favor of this proposal. The vote against included 12,558 unmarked proxies.

     "A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

     "The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.

     "We think cumulative voting is the answer to find new directors for various committees. Some recommendations have been made to carry out the CERES 10 points. The 11th, in our opinion, should be having cumulative voting and ending staggered boards.

     "When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. The huge derivative losses might have also been prevented with cumulative voting.

     "Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand, also having cumulative voting, won two awards. FORTUNE magazine ranked it second in its industry as "America's Most Admired Corporations" and the

WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 and 1995 they raised their dividend.

     "Lockheed-Martin, as well as VWR Corporation now have a provision that if anyone has 40% or more of the shares cumulative voting applies, it does at the latter company.

     "In 1995 American Premier adopted cumulative voting. Allegheny Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights.

     "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

     THE BOARD OF TRUSTEES RECOMMENDS A VOTE AGAINST PROPOSAL NO. 2 FOR THE FOLLOWING REASONS:

     The same proposal was submitted by Mr. Gilbert to Con Edison's 1996, 1995, 1994, 1987, 1986, 1985 and 1984 annual meetings of stockholders, to each of six annual meetings held from 1974 through 1979 and to several prior meetings and was overwhelmingly defeated each time. The proposal, in the opinion of the Board of Trustees, is contrary to the best interests of the Company and its stockholders. The Trustees, in administering the affairs of the Company, should function for the benefit of all stockholders. The present system of voting for the election of Trustees, under which the holders of a plurality of the votes cast at a meeting of stockholders elect a Board of Trustees to represent all the stockholders, has served well. If this proposal were adopted, a Trustee who was elected only because of cumulative voting might represent and act for the benefit of a special interest rather than for the benefit of all stockholders.

     In the opinion of counsel, this resolution, if adopted, would not constitute an amendment of the Certificate of Incorporation of the Company permitting cumulative voting, but would constitute a formal request by the stockholders that the Board of Trustees submit to a later meeting of the stockholders a proposal to amend the Company's Certificate of Incorporation so as to permit cumulative voting by the Company's stockholders in voting for the election of members of the Board of Trustees.

     THE BOARD OF TRUSTEES RECOMMENDS A VOTE AGAINST PROPOSAL NO. 2.

PROPOSAL NO. 3--Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia
  Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Common Stock, has submitted the following proposal:

     "RESOLVED: That the shareholders recommend that the Board take the necessary step that Con Edison specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

     The statement made in support of this proposal is as follows:

     "In support of such proposed Resolution, it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

     "Last year the owners of 18,294,485 shares, representing approximately 12.4% of shares voting, voted FOR this proposal.

     "If you AGREE, please mark your proxy FOR this proposal."

     THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 3 FOR THE FOLLOWING REASONS:

     Disclosure of executive compensation is governed by the Securities and Exchange Commission's proxy solicitation rules. In accordance with those rules the Company currently provides information on pages 16 through 25 of the Proxy Statement concerning compensation for the five highest paid executive officers.

     The proposal would impose on the Company more stringent disclosure requirements than those imposed on other companies by the Commission's rules. The Board believes that any changes in the disclosure requirements should emanate from the Commission and should be uniformly applicable to all companies subject to the proxy rules.

     THE BOARD OF TRUSTEES RECOMMENDS A VOTE AGAINST PROPOSAL NO. 3.
--------------------------------------------------------------------------------

     Adoption of the preceding stockholder resolutions (Proposals 2 and 3) would require the affirmative vote of a majority of shares of Common Stock and $5 Cumulative Preferred Stock (voting together as a single class) voted thereon at the meeting.

--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the Company's Chief Executive Officer and its four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 1996.

                                                                     LONG TERM
                                     ANNUAL COMPENSATION            COMPENSATION
                           ---------------------------------------- ------------
                                                          OTHER
   NAME AND PRINCIPAL                                     ANNUAL       OPTION       ALL OTHER
        POSITION           YEAR    SALARY      BONUS   COMPENSATION    SHARES    COMPENSATION(1)
------------------------   -----  ---------  --------- ------------ ------------ ---------------
Eugene R. McGrath........   1996   $ 721,667  $ 422,663   $ 17,513      70,000        $25,582
Chairman of the Board,      1995   $ 660,000  $ 409,500   $ 16,077                    $24,651
President and Chief         1994   $ 603,333  $ 353,600   $ 14,515                    $23,406
Executive Officer
Charles F. Soutar........   1996   $ 351,333  $ 115,000         --      16,000        $ 7,350
Executive Vice President--  1995   $ 331,333  $ 120,000         --                    $ 7,350
Central Services            1994   $ 311,333  $ 120,000         --                    $ 7,268
J. Michael Evans.........   1996   $ 329,667  $ 115,000         --      20,000        $ 7,350
Executive Vice President--  1995   $ 311,000  $ 120,000         --                    $ 7,350
Customer Service            1994   $ 292,333  $ 110,000         --                    $ 7,268
Stephen B. Bram..........   1996   $ 291,500  $  90,000         --      16,000        $ 7,350
Senior Vice President--     1995   $ 273,500  $ 100,000         --                    $ 7,350
Central Operations          1994   $ 243,000  $ 110,000         --                    $ 7,143
Peter J. O'Shea, Jr.(2)..   1996   $ 295,000  $  80,000         --      16,000        $ 6,738
Senior Vice President
  and General Counsel

------------
     (1) The amounts shown in this column consist of amounts contributed by the Company under its Discount Stock Purchase Plan (DISCOP) and Thrift Savings Plan for Management Employees (Thrift Plan) and amounts paid for life insurance for Mr. McGrath, as follows: For 1996, Mr. McGrath, life insurance--$17,941, Thrift Plan--$7,350, DISCOP--$291; Mr. Soutar, Thrift Plan--$7,350; Mr. Evans, Thrift Plan--$7,350; Mr. Bram, Thrift Plan--$7,350; Mr. O'Shea, Thrift Plan--$6,738; For 1995, Mr. McGrath, life insurance--$16,212, DISCOP--$1,089, Thrift Plan--$7,350; Mr. Soutar, Thrift Plan--$7,350; Mr. Evans, Thrift Plan--$7,350; Mr. Bram, Thrift Plan--$7,350; For 1994, Mr. McGrath--life insurance--$15,154, DISCOP--$984, Thrift Plan--$7,268; Mr. Soutar, Thrift Plan--$7,268; Mr. Evans, Thrift Plan--$7,268; Mr. Bram, Thrift Plan--$7,143.

     (2) Mr. O'Shea joined the Company as Senior Vice President and General Counsel on January 1, 1996.

 EMPLOYMENT CONTRACTS OF EXECUTIVE OFFICERS LISTED IN THE SUMMARY COMPENSATION
                                     TABLE

     Mr. McGrath has an agreement with the Company which provides for his employment on a year-to-year basis with automatic one-year extensions unless either party terminates the agreement upon at least twelve prior months' notice. The agreement provides for Mr. McGrath to receive an annual salary of $740,000 (effective September 1, 1996), plus annual deferred compensation of $25,000 with interest. Mr. McGrath's salary is reviewed annually by the Executive Personnel and Pension Committee and, with the concurrence of the Board, may be increased as a result of that review. The agreement also provides for the Company to purchase supplemental term life insurance for Mr. McGrath, the premiums for which are included in the Summary Compensation Table.

     Mr. O'Shea has an agreement with the Company which provides for his employment through December 31, 1998 at an annual salary of $315,000 (effective January 1, 1997). Mr. O'Shea's salary is reviewed annually by the Executive Personnel and Pension Committee and, with the concurrence of the Board, may be increased as a result of that review. The agreement also provides that if Mr. O'Shea is in the Company's employ on January 1, 1999, he will receive a supplemental pension calculated as if his period of service with the Company were equal to two times his actual years of service. The supplemental pension is reduced by any pension payable to Mr. O'Shea under the Company's pension plans. See "Pension Plans" on page 24.

                        REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation policies are administered by the Executive Personnel and Pension Committee of the Board of Trustees. This Committee was composed of five Trustees in 1996. All action by the Committee pertaining to executive compensation, except for awards under the 1996 Con Edison Stock Option Plan, is submitted to the full Board of Trustees for approval. The Committee submits the following report related to compensation matters for 1996.

     The Committee's compensation policy -- The Committee believes that total executive compensation should be such as to attract to Con Edison, motivate and reasonably reward individuals of the highest professional and personal qualifications and, at the same time, secure substantial and proportionate value for the Company. In 1996, compensation of Con Edison's executive officers consisted primarily of base salary, which is reviewed by the Committee annually, a potential award under Con Edison's Executive Incentive Plan, which is shown in the Summary Compensation Table on page 16 under the caption "Bonus" and a potential award under the Con Edison 1996 Stock Option Plan (the "Stock Option Plan"), which was approved by stockholders at the 1996 Annual Meeting. In addition, in order to better align Con Edison's executive compensation plans with those of other companies in the utility industry, the Committee recommended and the Board of Trustees approved in 1996 an amendment to Con Edison's supplemental pension plan to include in pension calculations the awards made under the Executive Incentive Plan as described under the caption "Pension Plans" on page 24. In making its recommendations to the Board of Trustees, with respect to salaries of officers other than Mr. McGrath, and awards under the Executive Incentive Plan of officers other than Mr. McGrath, and in making awards under the Stock Option Plan for officers other than Mr. McGrath, the Committee considers recommendations made to it by Mr. McGrath. The Committee initiates the recommendations that it makes to the Board of Trustees with respect to Mr. McGrath's salary, any award under the Executive Incentive Plan and any grants the Committee makes to him under the Stock Option Plan.

     Individual performance is the primary factor considered in determining base salary, within a range appropriate to that individual's position, although in some cases corporate performance may also be relevant to base salary determinations. Awards under the Executive Incentive Plan are based on both individual and corporate performance. Grants under the Stock Option Plan are based on individual performance and on an assessment of the individual's responsibility for the success and growth of the Company. Base salary ranges are identified for the Company's officers with reference to salaries paid by other utilities and industry in general, as reflected in surveys by such organizations as the Edison Electric Institute and in general industry studies conducted by compensation consulting firms. These surveys are not identical to the surveys referred to in the next paragraph. In addition, an attempt is made to assure internal equity by maintaining appropriate salary relationships. Increases for individuals are based on the current salary's relationship to the range for the position (but not to any specific level within the range) and the individual's performance with respect to the requirements of the individual's position.

     In considering the level of Mr. McGrath's compensation, the Committee reviewed surveys of the total compensation, including base salary and incentive compensation, paid to the chief executive officers of other utilities with revenues exceeding $2 billion and a survey by the Edison Electric Institute of the compensation paid to the chief executive officers in the electric utility industry. The Committee does not target Mr. McGrath's compensation to any specific level within the ranges of compensation paid by these comparison companies but uses the surveys as references. The utilities included in the surveys referred to in this paragraph and the previous paragraph are some but not all of the utilities included in the Standard & Poor's Electric Utilities Index shown on the performance graph on page 26. None of the non-utility companies in the surveys are in the Index.

     The Committee believes that an evaluation of corporate performance must take account of many factors affecting Con Edison's operations, over some of which management has total or considerable control and over others of which it has little or no control. In this context it looks not only to current reported financial operating results and financial condition (as reflected in such factors as earnings per share, return on common equity, and debt ratings), but also to a wide range of other information relating to the quality of service provided to customers, the efficiency of operations, the development and management of personnel and the effectiveness of management's efforts to strengthen the Company for the future. In recommending the base salaries or awards under the Executive Incentive Plan or grants under the Stock Option Plan, the Committee does not have a predetermined list of criteria nor does it have a formula for weighing or applying the criteria the Committee members consider. The process is neither arithmetic nor formulaic, but judgmental.

     1996 Base Salary Determinations -- In 1996 individual performance and overall compensation ranges relevant to Company officers were the factors considered by the Committee in determining the base salaries recommended for such individuals.

     1996 Executive Incentive Plan Awards -- Each year under the Executive Incentive Plan, a maximum fund is established by the Committee, subject to the approval of the Board of Trustees, based on the salaries of the eligible participants at the end of the prior year. This maximum fund may not exceed one half of one percent of the Company's net income for the year. Awards may be made by the Committee, subject to approval by the Board, to eligible executives based on their performance during the year. Payment of one-third of the award is deferred for five years and is subject to forfeiture in certain circumstances. Portions of awards that are required to be deferred are treated during the mandatory deferral period as if portions were invested in the Company's Common Stock and are credited with dividend equivalents and credited or debited for increases or decreases in the market value of an equivalent number of shares.

     In recommending the amount awarded under the Executive Incentive Plan for plan year 1996, the Committee considered the following financial factors:
Earnings per share in 1996 of $2.93 equaled 1995 earnings per share which were the second highest on record; controllable expenses in 1996 were $1,280 million or 2.3% less than budgeted; the dividend was increased in 1996 by four cents per share or 2%, compared to an industry average increase of 2.1%; the Common Stock price on December 31, 1996 was 8.3% lower than December 31, 1995; over the five-year period ended December 31, 1996, the total return on the Company's Common Stock, measured on the basis of a $100 investment with dividends reinvested was $141.90, compared to $203.00 for the Standard and Poor's 500 Stock Index, and $135.70 for the Standard and Poor's Electric Utilities Index; the Company remains one of the financially strongest utilities in the U.S., with ratings of A1 by Moody's and A+ by Standard and Poor's; interest coverage on the SEC book basis method decreased from 4.20 times at year-end 1995 to 4.18 times at year-end 1996; uncollectible bills were down in 1996, compared to 1995, and of the major combination electric and gas utilities in New York State, the Company has the second lowest net loss per $100 of revenue and is well below the average of $0.80; the Equivalent Number of Days of Revenue Outstanding (ENDRO) for the year increased by one day, from 25.8 days in 1995 to 26.8 days in 1996, the lowest in New York State (the average ENDRO for the state is 35.9 days); the Company earned a total of $64.4 million in incentives in 1996 under the provisions of the electric and gas rate agreements; in October 1996, the Company entered into a gas rate settlement agreement with the Public Service Commission's staff which contains provisions for base rates to remain at September 30, 1996 levels through September 30, 2000; the Company successfully negotiated a four-year labor agreement with Local 1-2, U.W.U.A.; and the Company executed a tender for several preferred stock issues and redeemed two additional issues resulting in the retirement of approximately $317 million of preferred stock and the replacement of the preferred stock with the issuance of Quarterly Income Capital Securities, with a net present value savings of approximately $42 million for customers. The Committee also considered the following additional factors: The Company developed a comprehensive plan for the transition of the regulated electric industry in New York State to a more competitive environment, which formed the basis for the Company's response to the Public Service Commission's Competitive Opportunities Order on October 1, 1996; the Company met all of the regulatory commitments required by the 1994 Consent Order with the New York State Department of Environmental Conservation; the Company implemented an Environmental Managers training program, an Environmental and Safety Ombudsman program, an Environmental Excellence Management System and a comprehensive communications campaign to make employees aware of the Company's commitment to Environmental Excellence under its new corporate environmental policy; the total gas leak backlog reached an all-time record low level at year end 1996; Indian Point No. 2 sustained a high level of performance during 1996, completing the year with a capacity factor of 94.9%; customer service complaints to the PSC decreased from 3,100 in 1995 to 2,600 in 1996; on May 21, 1996, a sequence of events involving equipment failures and extremely hot weather resulted in load shedding of a portion of Queens; the Company's safety performance declined from 1995, due primarily to the severe winter weather in early 1996 which adversely impacted both vehicle and industrial accidents; and the Company purchased more than $78 million worth of goods and services from minority-owned firms in 1996 and increased the percentage of minority and female representation in its workforce.

     Based on the Committee's review of Con Edison's performance in 1996, as reflected in the factors mentioned above, for 1996 the Committee recommended, and the Board of Trustees approved, that the total amount awarded under the Executive Incentive Plan to all participants as a group be 85 percent of the maximum amount provided by the Plan.

     CEO Compensation -- In making its recommendations to the Board of Trustees with respect to both the base salary and the Executive Incentive Plan award for 1996 of Mr. McGrath and the Stock Option grant made to him in 1996, the Committee considered among other things, the Company's good financial and operating results; the Company's strong financial condition; the efficiency and high level of reliability of the Company's generating system during the year; the Company's compliance with environmental laws and regulations and its progress in developing new environmental policies and programs; the Company's success in earning incentives under the provisions of the Company's electric and gas rate agreements; the continued good performance of Indian Point No. 2; Mr. McGrath's leadership in developing the Company's comprehensive plan for the transition to a more competitive utility environment; and compensation levels of the chief executive officers of the other companies included in the compensation surveys referred to on page 18.

     I.R.S. Limitations on Deductibility of Executive Compensation -- Federal law restricts the deductibility, for federal income tax purposes, of certain executive compensation above a specified threshold. No Company executives currently receive annual compensation reaching the threshold. Nevertheless, the tax law provisions are complex, and under certain circumstances could restrict Con Edison's deduction in a given year. The Committee intends to take into account these tax law provisions in structuring the Company's executive compensation in future years.

                                       The Executive Personnel and Pension
                                             Committee

                                             E. Virgil Conway (Chairman)
                                             Sally Hernandez-Pinero
                                             Donald K. Ross
                                             Robert G. Schwartz
                                             Richard A. Voell

                                 STOCK OPTIONS

     The Board of Trustees approved the adoption of the Consolidated Edison Company of New York, Inc. 1996 Stock Option Plan (the "Stock Option Plan") on January 23, 1996 and the stockholders approved the plan on May 20, 1996. The purpose of the Stock Option Plan, which provides for granting options to purchase shares of the Company's Common Stock ($2.50 par value), is to promote the interests of the Company and its shareholders by providing long-term incentives to those persons with significant responsibility for the success and growth of the Company, by strengthening the Company's ability to attract and retain officers and other employees of the Company, and by aligning the interests of such persons with those of the Company's stockholders by facilitating their purchase of equity interest in the Company. All grants of stock options outstanding under Con Edison's 1996 Stock Option Plan have a term of 10 years from date of grant and an exercise price equal to 100 percent of fair market value on the date of grant. The stock options are non-transferable and become exercisable three years after the date of grant. In the event of a change in control of the Company, the Executive Personnel and Pension Committee of the Board may provide for appropriate adjustments, including accelerating any exercisability or expiration dates, and settlement of option grants. The following table provides information on stock option grants made to the named executive officers in 1996.

                    OPTION GRANTS IN LAST FISCAL YEAR (1996)

                                                  % OF TOTAL
                                                   OPTIONS
                                    NUMBER OF     GRANTED TO                                    GRANT DATE
                                     OPTIONS      EMPLOYEES      EXERCISE OR     EXPIRATION      PRESENT
               NAME                  GRANTED       IN 1996       BASE PRICE         DATE         VALUE(1)
----------------------------------  ---------     ----------     -----------     ----------     ----------
Eugene R. McGrath.................    70,000         9.9%          $27.875         5/23/06       $181,300
Charles F. Soutar.................    16,000         2.3%          $27.875         5/23/06       $ 41,440
J. Michael Evans..................    20,000         2.8%          $27.875         5/23/06       $ 51,800
Stephen B. Bram...................    16,000         2.3%          $27.875         5/23/06       $ 41,440
Peter J. O'Shea, Jr...............    16,000         2.3%          $27.875         5/23/06       $ 41,440

------------
     (1) The grant date present values were calculated using the Black-Scholes option pricing model applied as of the grant date, May 24, 1996. The values generated by this model depend upon the following assumptions: an option exercise date of May 23, 2006, a constant dividend yield on underlying stock of
7.46 percent, an assumed annual volatility of the underlying stock of 17.24 percent; and a risk-free rate of return for the option period of 6.87 percent. The market value of the grant date is the closing price of the Common Stock on the day preceding the grant date. The Company made no assumptions regarding restrictions on vesting or the likelihood of vesting.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (1996)
                  AND FISCAL YEAR-END OPTION VALUES (12/31/96)

                                                                   NUMBER OF                   VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS             IN THE MONEY OPTIONS AT
                              SHARES                          AT FISCAL YEAR END                FISCAL YEAR END (1)
                             ACQUIRED        VALUE       -----------------------------     -----------------------------
                            ON EXERCISE     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                            -----------     --------     -----------     -------------     -----------     -------------
Eugene McGrath...........        0              0             0              70,000             0             $87,500
Charles F. Soutar........        0              0             0              16,000             0             $20,000
J. Michael Evans.........        0              0             0              20,000             0             $25,000
Stephen B. Bram..........        0              0             0              16,000             0             $20,000
Peter J. O'Shea, Jr......        0              0             0              16,000             0             $20,000

------------

     (1) Represents difference between market price of Con Edison common stock and the exercise price of the option at 12/31/96. Such amounts may not be realized. Actual values, if any, will be realized at the time of any such exercise.

                                 PENSION PLANS

     The following table shows, for the salary levels and years of service indicated, the annual pension benefit payable commencing at age 65 under the Company's Retirement Plan for Management Employees (the "Management Plan"), a funded, tax-qualified, defined benefit pension plan, and Con Edison's Supplemental Retirement Income Plan, an unfunded, non-qualified plan (together referred to as the "Plans"), as supplemented in the case of Messrs. McGrath, Evans and O'Shea by separate agreements.

                               PENSION PLAN TABLE

  FINAL                                           YEARS OF SERVICE
 AVERAGE       --------------------------------------------------------------------------------------
  SALARY          15           20           25           30           35           40           45
----------     --------     --------     --------     --------     --------     --------     --------
$   50,000     $ 11,250     $ 15,000     $ 19,000     $ 24,000     $ 25,250     $ 26,500     $ 27,750
$  100,000     $ 24,317     $ 32,422     $ 41,028     $ 51,633     $ 54,133     $ 56,633     $ 59,133
$  200,000     $ 52,067     $ 69,422     $ 87,778     $110,133     $115,133     $120,133     $125,133
$  300,000     $ 79,817     $106,422     $134,528     $168,633     $176,133     $183,633     $191,133
$  400,000     $107,567     $143,422     $181,278     $227,133     $237,133     $247,133     $257,133
$  500,000     $135,317     $180,422     $228,028     $285,633     $298,133     $310,633     $323,133
$  600,000     $163,067     $217,422     $274,778     $344,133     $359,133     $374,133     $389,133
$  700,000     $190,817     $254,422     $321,528     $402,633     $420,133     $437,633     $455,133
$  800,000     $218,567     $291,422     $368,278     $461,133     $481,133     $501,133     $521,133
$  900,000     $246,317     $328,422     $415,028     $519,633     $542,133     $564,633     $587,133
$1,000,000     $274,067     $365,422     $461,778     $578,133     $603,133     $628,133     $653,133
$1,100,000     $301,817     $402,422     $508,528     $636,633     $664,133     $691,633     $719,133
$1,200,000     $329,567     $439,422     $555,278     $695,133     $725,133     $755,133     $785,133
$1,300,000     $357,317     $476,422     $602,028     $753,633     $786,133     $818,633     $851,133
$1,400,000     $385,067     $513,422     $648,778     $812,133     $847,133     $882,133     $917,133
$1,500,000     $412,817     $550,422     $695,528     $870,633     $908,133     $945,633     $983,133

     The Plans provide pension benefits based on (i) the participant's highest average salary for 60 consecutive months within the 120 consecutive months prior to retirement ("final average salary"), (ii) the portion of final average salary in excess of the Social Security taxable wage base in the year of retirement, and (iii) the participant's length of service. For purposes of the Plans, a participant's salary for a year is deemed to include any award under Con Edison's Executive Incentive Plan (See "Report on Executive Compensation" above) for that year; provided that the portions of awards that are required to be deferred will not be included in the pension calculation if such portions are forfeited in accordance with the plan. Participants in the Plans whose age and years of service equal 75 are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. Benefits payable to a participant who retires between ages 55 and 59 with less than 30 years of service are subject to a reduction of 1 1/2 percent for each full year of retirement before age 60. Early retirement reduction factors are not applied to pensions of employees electing retirement at age 55 or older with at least 30 years of service. However, benefits payable on the portion of final average salary in excess of the Social Security taxable wage base to a participant who retires before age 65 are subject to IRS reduction factors. The years of service covered by the Plans are for Mr. McGrath, 34 years; Mr. Soutar, 39 years; Mr. Evans, 23 years, Mr. Bram, 34 years and Mr. O'Shea, 1 year. Current compensation rates covered by the Plans for Messrs. McGrath, Soutar, Evans, Bram and O'Shea are approximately equal to the sum of the amounts set forth under the captions "Salary" and "Bonus" in the summary compensation table on page 16. The Plans provide an annual adjustment equal to the lesser of 3% or 3/4 of the annual increase in the Consumer Price Index to offset partially the effects of inflation.

     Mr. McGrath's agreement provides that under certain circumstances, if he elects upon termination of his employment to defer the commencement of his pension as permitted by the Plans, the Company will accrue and later pay with interest the amounts that Mr. McGrath would have been entitled to receive under the Plans during the deferral period, as supplemented by his agreement.

PERFORMANCE GRAPH

     The following performance graph compares the Company's cumulative total stockholder return on its common stock for a five year period (December 31, 1991 to December 31, 1996) with the cumulative total return of the Standard & Poor's Electric Utilities index and the Standard & Poor's 500 Stock index.

                COMPARISON OF FIVE YEAR TOTAL CUMULATIVE RETURN*

           CON EDISON, S&P ELECTRIC UTILITIES INDEX AND S&P 500 INDEX
                     DECEMBER 31, 1991 TO DECEMBER 31, 1996


                                        [GRAPH]

       MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)            CON EDISON         S&P ELECTRICS          S&P 500
1991                                     100.0               100.0               100.0
1992                                     121.5               105.9               107.6
1993                                     126.4               119.2               118.5
1994                                     109.2               103.6               120.0
1995                                     144.2               135.9               165.1
1996                                     141.9               135.7               203.0

* Based on $100 invested at December 31, 1991; reinvestment of all dividends in equivalent shares of stock; and market price changes on all such shares.

CERTAIN INFORMATION AS TO INSURANCE AND INDEMNIFICATION

     No stockholder action is required with respect to the following information which is included to fulfill the requirements of Sections 725 and 726 of the Business Corporation Law of the State of New York.

     Effective December 2, 1996, Con Edison purchased insurance providing for reimbursement, with certain exclusions and deductions, to (a) Con Edison for payments it makes to indemnify Trustees, directors, officers and assistant officers of Con Edison and its subsidiaries (b) Trustees, directors, officers and assistant officers for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities for which they are not indemnified by the Company and (c) the Company and its subsidiaries for any payments it makes resulting from a securities claim. The insurers are: Aetna Casualty and Surety Company, A.C.E. Insurance Company, Ltd., Continental Casualty Company, X.L. Insurance Company, Ltd. and Zurich Insurance Company. The cost of this insurance was $1,250,450 for a one year term. Con Edison also purchased from Federal Insurance Company, Aetna Casualty and Surety Company and A.C.E. Insurance Company, Ltd. additional insurance coverage, for one year effective January 1, 1997, insuring the Trustees, officers and employees of Con Edison and certain other parties against certain liabilities which could arise in connection with the administration of Con Edison's employee benefit plans. The cost of such coverage was $285,575.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     In order to be included in the Company's proxy statement and form of proxy relating to its 1998 Annual Meeting, stockholder proposals must be received by Company at its principal office at 4 Irving Place, New York, New York 10003,
Attention: Corporate Secretary, by December 8, 1997.

OTHER MATTERS TO COME BEFORE THE MEETING

     Management intends to bring before the meeting only the election of Trustees and Proposal No. 1 above and knows of no matters to come before the meeting other than the matters set forth herein. If other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. Stockholders planning to attend the meeting but choosing not to return the proxy card should send a note requesting an admission ticket in the envelope provided.
                                              By Order of the Board of Trustees,

                                                        ARCHIE M. BANKSTON
                                                            Secretary
New York, N.Y.
April 7, 1997

[CON                                                    ADMISSION
EDISON                                                  TICKET FOR
LOGO]                                                      1997

                         ANNUAL MEETING OF STOCKHOLDERS

Please detach here



Dear Stockholder:

        Attached is the admission ticket you requested for the forthcoming Annual Meeting of Stockholders. It will save you unnecessary delay if you present the admission ticket when you arrive at the meeting.

Very truly yours,

ARCHIE M. BANKSTON
Secretary

The Theater at Madison Square Garden
New York, N.Y. Enter building on Seventh Avenue         1:30 p.m. May 19, 1997
between 31st and 33rd Streets.

                        CONFIDENTIAL VOTING INSTRUCTIONS
     DISCOP

                     TO STATE STREET BANK AND TRUST COMPANY
                        AS AGENT FOR CONSOLIDATED EDISON
                          DISCOUNT STOCK PURCHASE PLAN

         I hereby instruct the State Street Bank and Trust Company to vote (in person or by proxy) all shares of Common Stock of Consolidated Edison Company of New York, Inc. which are credited to my account under the above Plan, at the Annual Meeting of Stockholders of the Company to be held May 19, 1997 and at any adjournment thereof, on the following matters more fully set forth in the proxy statement, as checked on the reverse side, and in its discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

        Your vote for the election of Trustees may be indicated on the reverse side. Nominees are: E.V. Conway, G.J. Davis, R.M. Davis, J.S. Freilich, E.V. Futter, A. Hauspurg, S. Hernandez-Pinero, P.W. Likins, E.R. McGrath, D.K. Ross, R.G. Schwartz, R.A. Voell and S.R. Volk.

YOUR SHARES WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF THIS CARD IS SIGNED AND RETURNED AND NO CHOICE IS MADE, YOUR SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR TRUSTEES LISTED ABOVE; "FOR" PROPOSAL 1; AND "AGAINST" PROPOSALS 2 AND 3.


                       Continued, and to be signed and dated, on the other side.

   /   /
--------------------------------------------------------------------------------
                        THE BOARD OF TRUSTEES RECOMMENDS
                            A VOTE FOR THE FOLLOWING
--------------------------------------------------------------------------------
ELECTION OF TRUSTEES--See list on other side
FOR all nomi-     WITHHELD     (INSTRUCTION: To withhold au-
nees (except      for all      thority to vote for any Individual
as indicated      nominees     nominee(s), write that nominee's
at the right).                 name(s) in the space below.)

    /  /            /  /
                               ---------------------------------

1. Ratification of appointment of independent accountants.

         For           Against           Abstain
        /  /            /  /              /  /

--------------------------------------------------------------------------------
                THE BOARD OF TRUSTEES RECOMMENDS A VOTE AGAINST
              THE FOLLOWING STOCKHOLDER PROPOSALS (NOS. 2 AND 3):
--------------------------------------------------------------------------------
2. Cumulative voting.

         For           Against           Abstain
        /  /            /  /              /  /


3. Additional compensation information.

         For           Against           Abstain
        /  /            /  /              /  /

PLEASE MARK YOUR BOXES / / OR /X/ IN BLUE OR BLACK INK.
SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE(S) SHOULD CORRESPOND WITH THE
NAME(S) AS PRINTED. NO WITNESS IS REQUIRED.

Dated__________________________, 1997

X___________________________________
            Signature(s)

____________________________________

[CON EDISON LETTERHEAD]

                                                        April 7, 1997


BELOW IS YOUR PROXY CARD. PLEASE READ BOTH SIDES, SIGN, VOTE AND RETURN IT IN THE ENCLOSED ENVELOPE.

The Board of Trustees Recommends a Vote FOR the Following:

   ELECTION OF TRUSTEES                     WITHHELD
           FOR                       Authority to vote for all
all nominees listed on the         nominees on the reverse side
reverse side (except as
marked to the contrary
below)
          [  ]                                [  ]

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name in the space provided below.)

                                           FOR   AGAINST   ABSTAIN
(1) Ratification of appointment of         [ ]     [ ]       [ ]
    independent accountants.

The Board of Trustees Recommends a Vote AGAINST the
  Following Shareholder Proposals (Nos. 2 and 3):

                                           FOR   AGAINST   ABSTAIN
(2) Cumulative voting:                     [ ]     [ ]       [ ]

                                           FOR   AGAINST   ABSTAIN
(3) Additional compensation information    [ ]     [ ]       [ ]

If you plan to attend the meeting and want an admission ticket, check here. [ ]


 PLEASE                                                  PLEASE
  SIGN,                                                   Mark
  DATE                                                    Your
  AND                                                    Ballot
 RETURN                                                   [X]
  THIS
 PROXY
PROMPTLY.

------------------------------  -----, 1997    SIGNATURE(S) SHOULD CORRESPOND
SIGNATURE(S) OF STOCKHOLDER(S)  DATED          WITH THE NAME(S) AS PRINTED.
                                               NO WITNESS IS REQUIRED.

Consolidated Edison Company of New York, Inc.
COMMON STOCK
                                               THIS PROXY IS SOLICITED ON BEHALF
                                               OF THE BOARD OF TRUSTEES
--------------------------------------------------------------------------------
PLEASE DATE AND
SIGN ON REVERSE
SIDE. TO VOTE IN
ACCORDANCE WITH
THE RECOMMENDA-
TIONS OF THE
BOARD OF TRUSTEES
NO BOXES NEED
BE CHECKED.

The undersigned hereby appoints E. Virgil Conway, Donald K. Ross, Joan S. Freilich and Peter J. O'Shea, Jr. and each or any of them with power of substitution, proxies to vote all stock of the undersigned (including any shares held through the Company's Automatic Dividend Reinvestment and Cash Payment
Plan) at the Annual Meeting of Stockholders on Monday, May 19, 1997 at 1:30
P.M. at The Theatre at Madison Square Garden, Seventh Avenue between 31st and 33rd Streets, New York, N.Y. or at any adjournments thereof, as specified on the reverse side in the election of Trustees and on the proposals more fully set forth in the proxy statement, and in their discretion on any matters that may come before the meeting.

Your vote for the election of Trustees may be indicated on the reverse side. Nominees are: E.V. Conway, G.J. Davis, R.M. Davis, J.S. Freilich, E.V. Futter,
A. Hauspurg, S. Hernandez-Pinero, P.W. Likins, E.R. McGrath, D.K. Ross, R.G. Schwartz, R.A. Voell and S.R. Volk.

THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO CHOICE IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR TRUSTEES LISTED ABOVE; "FOR" PROPOSAL 1; AND "AGAINST" PROPOSALS 2 AND 3.

                                                                         CON
                                                                      EDISON

   CON  Consolidated Edison Company of New York, Inc.
EDISON  4 Irving Place, New York, N.Y.  10003


                                                April 7, 1997




BELOW IS YOUR PROXY CARD. PLEASE READ BOTH SIDES, SIGN, VOTE AND RETURN IT IN THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------
The Board of Trustees Recommends a Vote FOR the Following:
-------------------------------------------------------------------------------
ELECTION OF TRUSTEES                  WITHHELD
        FOR                   Authority to vote for all
all nominees listed on the   nominees on the reverse side
reverse side (except as
marked to the contrary
below)

        [ ]                             [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name in the space provided below.)

-------------------------------------------------------------------

                                                FOR  AGAINST  ABSTAIN
(1) Ratification of appointment of              [ ]    [ ]      [ ]
    independent accountants.

The Board of Trustees Recommends a Vote AGAINST the
Following Shareholder Proposals (Nos. 2 and 3):

                                                FOR  AGAINST  ABSTAIN
(2) Cumulative voting.                          [ ]    [ ]      [ ]

                                                FOR  AGAINST  ABSTAIN
(3) Additional compensation information.        [ ]    [ ]      [ ]

-------------------------------------------------------------------------------
If you plan to attend the meeting and want an admission ticket, check here. [ ]
-------------------------------------------------------------------------------
 PLEASE                                                                 PLEASE
  SIGN,                                                                  MARK
  DATE                                                                   YOUR
  AND                                                                   BALLOT
 RETURN                                                                  [X]
  THIS
  PROXY
PROMPTLY.
                ------------------------------  ---------, 1997
                SIGNATURE(S) OF STOCKHOLDER(S)    DATED

SIGNATURE(S) SHOULD CORRESPOND WITH THE NAME(S) AS PRINTED. NO WITNESS IS REQUIRED.

Consolidated Edison Company of New York, Inc.  THIS PROXY IS SOLICITED ON BEHALF
$5 CUMULATIVE PREFERRED STOCK                  OF THE BOARD OF TRUSTEES

--------------------------------------------------------------------------------
PLEASE DATE AND
SIGN ON REVERSE
SIDE.  TO VOTE IN
ACCORDANCE WITH
THE RECOMMENDATIONS
OF THE BOARD OF
TRUSTEES NO BOXES
NEED BE CHECKED.

The undersigned hereby appoints E. Virgil Conway, Donald K. Ross, Joan S. Freilich and Peter J. O'Shea, Jr. and each or any of them with power of substitution, proxies to vote all stock of the undersigned (including any shares held through the Company's Automatic Dividend Reinvestment and Cash Payment
Plan) at the Annual Meeting of Stockholders on Monday, May 19, 1997 at 1:30 P.M. at The Theatre at Madison Square Garden, Seventh Avenue between 31st and 33rd Streets, New York, N.Y. or at any adjournments thereof, as specified on the reverse side in the election of Trustees and on the proposals more fully set forth in the proxy statement, and in their discretion on any matters that may come before the meeting.

Your vote for the election of Trustees may be indicated on the reverse side. Nominees are: E.V. Conway, G.J. Davis, R.M. Davis, J.S. Freilich, E.V. Futter,
A. Hauspurg, S. Hernandez-Pinero, P.W. Likins, E.R. McGrath, D.K. Ross, R.G. Schwartz, R.A. Voell and S.R. Volk.

THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO CHOICE IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR TRUSTEES LISTED ABOVE; "FOR" PROPOSAL 1; AND "AGAINST" PROPOSALS 2 AND 3.